EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Thousands except                                            Three Months                     Nine Months
per share amounts)                                        Ended September 30,              Ended September 30,
                                                         1996            1995             1996            1995
                                                         ----            ----             ----            ----
PRIMARY

    Average shares outstanding                          12,929          11,804           12,872          11,100

    Net effect of dilutive stock
     options--based on the
     treasury stock method using
     average market price                                  514             539              513             466
                                                        ------        --------           ------        --------

                                     TOTAL              13,443          12,343           13,385          11,566
                                                        ======         =======           ======          ======

Net income                                              $2,689         $ 2,500           $8,372          $5,701
                                                        ======         =======           ======          ======

Per share amount                                        $ 0.20         $  0.20           $ 0.63         $  0.49
                                                        ======         =======           ======          ======

FULLY DILUTED

    Average shares outstanding                          12,929          11,804           12,872          11,100

    Net effect of dilutive stock options--
     based on the treasury stock method
     using the quarter-end market price,
     if higher than the average market
     price                                                 526             549              526             549
                                                        ------        --------           ------        --------

                                     TOTAL              13,454          12,353           13,398          11,649
                                                        ======         =======           ======          ======

Net income                                              $2,689         $ 2,500           $8,372         $ 5,701
                                                        ======         =======           ======          ======

Per share amount                                        $ 0.20        $   0.20           $ 0.62        $   0.49
                                                        ======         =======           ======          ======

NOTE: Financial data for all periods have been restated to reflect three acquisitions in May 1996 and May 1995, each accounted for as a pooling of interests in which 318,366 total shares were issued.